Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of January 1, 2021, by and between Air Wisconsin Airlines LLC, a Delaware limited liability company (the “Company”), and Liam Mackay (the “Executive” and, together with the Company, collectively, the “Parties”).

RECITALS

The Company is engaged in the business of operating a regional airline company. The Company desires to employ the Executive, and the Executive desires to be employed by the Company, as Chief Financial Officer, and the Parties desire to enter into this Agreement to secure the Executive’s employment during the term of Executive’s employment, all on the terms and conditions set forth herein.

AGREEMENTS

In consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Title. The Company hereby employs the Executive, and the Executive agrees to serve the Company, as its Chief Financial Officer on the terms and conditions hereinafter set forth.

2. Employment Term. The Executive’s employment by the Company as Chief Financial Officer under this Agreement shall commence on January 1, 2021 (the “Effective Date”) and shall continue through December 31, 2022, unless sooner terminated pursuant to Paragraph 7 below. The term of the Executive’s employment hereunder shall thereafter automatically renew for successive one year periods unless sooner terminated pursuant to Paragraph 7 below or unless either Party provides notice to the other Party, at least sixty days prior to the commencement of the first or next such renewal period, that the term of the Executive’s employment shall end upon the expiration of the then term. Such term of employment hereunder, including any such automatic renewal periods, shall hereafter be referred to as the “Term.”

3. Duties.

(a) General Duties, Authority and Direction. The Executive shall report directly to the Company’s Chief Executive Officer. The Executive shall have all the power, authority and responsibilities customarily attendant to the position of Chief Financial Officer, consistent with the Company’s Limited Liability Company Agreement. The Executive shall work under the direction and control of the Chief Executive Officer and the Board of Managers of the Company (the “Board”). The Executive will render his services under this Agreement faithfully and to the best of his abilities and in conformance with all laws and Company rules and policies and will cooperate fully with the Board and other executive officers of the Company in the advancement of the best interests of the Company.

(b) Location. The Executive currently resides in Chicago, Illinois. The Executive shall relocate to the Appleton, Wisconsin area as soon as reasonably practicable after the Effective Date taking into consideration the existence of the current global COVID-19 pandemic. Prior to such relocation, the Executive shall perform his duties remotely but shall commute to Appleton on a regular basis. The Company shall reimburse the Executive for the cost of temporary accommodation in the Appleton, WI area, subject to documentation and reasonable verification. Following his relocation to the Appleton, WI area, the Executive shall perform his duties under this Agreement principally out of the Company’s Appleton, WI office.

(c) Exclusive Services. During the Term, the Executive shall, except during vacation periods, periods of illness and the like, devote his full and exclusive time and attention to his duties and responsibilities for the Company and its affiliates, and the Executive shall not engage in any other business activity that would interfere with his full time responsibilities and the performance of his duties under this Agreement.

4. Compensation.

(a) Base Compensation. During the Term, the Executive shall be compensated for his services at an annual base salary of $220,000 or such higher base salary as the Board may determine in its sole discretion (the “Base Salary”). The Executive shall be paid the Base Salary on the same payroll terms that are applicable to other senior executives of the Company. The Base Salary shall be reviewed annually by the Board.

(b) Sign-On Bonus. The Company shall pay the Executive, within thirty days of the Effective Date, a lump sum bonus of $35,000 as a sign-on bonus (the “Sign-on Bonus”). If the Executive terminates his employment with the Company without Good Reason (as defined in subparagraph 7(b)) or if the Company terminates such employment with Cause (as defined in subparagraph 7(a)), in either event within two years of the Effective Date, the Executive shall repay to the Company the entire amount of the Sign-on Bonus within ninety days of such termination. Notwithstanding anything to the contrary contained herein, the Company shall have the right to withhold any amounts owing to the Executive from or after such termination until the Executive has repaid the Sign-on Bonus in full.

(c) Annual Incentive Bonus. For each fiscal year during the Term (so long as the Executive remains employed by the Company on the date of payment), the Executive shall be eligible to receive a lump sum incentive bonus (the “Incentive Bonus”) for the prior fiscal year. Any such bonus in respect of a fiscal year shall be paid no later than March 31 of the next fiscal year. The payment and amount of the Incentive Bonus in any year is subject to the approval of the Board. The Incentive Bonus will be based on a percentage of the Base Salary for the fiscal year (without regard to any increase of the Base Salary for the subsequent fiscal year). The target percentage shall be 50% of Base Salary. The particular percentage shall be determined at the end the fiscal year by the Board based on the Executive’s performance during the fiscal year. The Executive’s performance will be measured based on performance metrics that the Board determines at the beginning of the fiscal year to be reasonably attainable with input from the Chief Executive Officer and the Executive. No amount of the Incentive Bonus is guaranteed, and no payment will be made unless the Executive remains a full time active employee of the Company through the date scheduled for payment of the Incentive Bonus.

(d) Withholding. All payments made to or on behalf of the Executive under the terms of this Agreement, including without limitation all payments of Base Salary and any bonuses, as set forth herein, shall be subject to all withholding required or permitted by law (such as federal, state and local income and payroll taxes) and such additional withholding as may be agreed upon by the Executive (such as for payment of the employee portion of insurance or welfare plan premiums).

5. Employee Benefits.

(a) Vacation. During the Term, the Executive shall be entitled to four weeks paid annual vacation in any calendar year. In accordance with Company policy, any accrued vacation time not used in a year shall expire and shall not roll over to any subsequent year.

(b) Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by him during the Term in the discharge of his duties hereunder, including but not limited to, expenses for travel and entertainment, provided the Executive shall account for and substantiate all such expenses in accordance with the Company’s policies for reimbursement of the expenses of its senior executives.

(c) Air Travel Benefit. During the Term, the Executive and his eligible family members shall be entitled to reduced rate air travel on other commercial airline companies pursuant to the Company’s interline agreements, subject to the Company’s continuing agreements with such companies.

(d) Benefit Plans. The Executive shall be eligible to participate in any other employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executives, including without limitation, all welfare benefits plans (life, medical and disability), retirement plans and deferred compensation plans.

(e) General Company Policies. Except to the extent specifically provided herein, the provision of all employee benefits to the Executive shall be made in accordance with the Company’s established policies and procedures.

6. Freedom to Contract. The Executive represents and warrants that he has the right to enter into this Agreement, that he is eligible for employment by the Company as contemplated by this Agreement and that no other written or verbal agreements exist that would be in conflict with or prevent performance of any portion of this Agreement. The Executive represents and warrants that he has not made and will not make any contractual or other commitments that would conflict with or prevent his performance of any portion of this Agreement or conflict with the full enjoyment by the Company of the rights herein granted.

7. Termination. Notwithstanding the provisions of Paragraph 2 above, the Executive’s employment under this Agreement and the Term hereunder shall terminate on the earliest of the following dates:

(a) For Cause. On the date of delivery of a notice from the Company terminating the Executive’s employment for Cause stating the grounds for such termination, provided, that in the case of termination pursuant to the following clauses (ii), (viii) or (ix), the Executive shall have ten days following the date of notice from the Company to cure any conduct or act, which constitutes grounds for termination of the Executive’s employment for Cause, to the extent that the Company determines that the Executive’s breach is subject to cure. The Board shall determine, in its sole discretion, whether the Executive has cured the conduct or act attributable to the grounds for termination. The term “Cause” used in this Agreement shall mean: (i) fraud against the Company; (ii) failure or refusal to implement or undertake the lawful directives of the Company, the Chief Executive Officer or the Board; (iii) engaging in conduct that causes material injury, monetary or otherwise, to the Company or that reflects adversely on the Company or materially affects the Executive’s ability to perform his duties hereunder; (iv) arrest for commission of a felony or for commission of a crime, whether or not a felony, involving the Executive’s duties for the Company or that may reflect unfavorably on the Company or bring the Executive into public disrepute or scandal; (v) violation of federal, state or local tax laws; (vi) dependence on alcohol or drugs without the supervision of a physician or the illegal use, possession or sale of drugs; (vii) theft, misappropriation, embezzlement or conversion of the assets or opportunities of the Company; (viii) a material breach of the terms, covenants or representations of this Agreement; or (ix) a violation of Company policies. In the event of the termination of the Executive’s employment for Cause pursuant to this subparagraph (a), the Company shall pay to the Executive only such Base Salary as had been accrued but unpaid as of the date of the termination, and the Executive shall receive no further payments of any kind, except as provided in subparagraph 7(e).

(b) Without Cause or For Good Reason. On the date specified in a written notice from the Company terminating the Executive’s employment Without Cause, or in the event no date is specified in the notice, on the date on which the notice is delivered to the Executive, or on the date specified in a written notice from the Executive terminating his employment for Good Reason stating the grounds for termination of the Executive’s employment for Good Reason; provided, that the Company shall have ten days following the date of notice from the Executive to cure any conduct or act, if curable, which constitute grounds for termination of the Executive’s employment for Good Reason, and if such conduct or act is cured within such ten day period, then Executive’s Employment shall not be terminated For Good Reason. For purposes of this Agreement, “Without Cause” shall mean any reason for the Company’s decision to terminate the Executive’s employment other than by reason of Cause, as provided in subparagraph (a) above, and “Good Reason” shall mean termination by the Executive due to a material breach by the Company of the terms of this Agreement. In the event of the termination of the Executive’s employment by the Company Without Cause or by the Executive for Good Reason, the Company shall pay to the Executive: (i) the Executive’s Base Salary as had been earned but unpaid as of the date of the termination, and (ii) a lump sum severance payment equal to the sum of (A) the total amount of one year of Base Salary, calculated as of the date the Executive’s employment with the Company terminated, plus (B) the total amount of the Incentive Bonus for the prior fiscal year, such payment to be made within thirty days after such termination, and the Executive shall receive no further payments of any kind, except as provided in subparagraph 7(e). In addition, upon termination of the Term by the Company Without Cause or by the Executive for Good Reason, the Executive shall be eligible to participate in the Company’s benefit plans, as provided in subparagraph 5(d), subject to the terms and conditions of those plans, for one year following such termination.

(c) Death. On the date of the Executive’s death. In the event of the death of the Executive, the Company shall pay to the Executive’s legal representatives or named beneficiaries (as the Executive may designate from time to time in a writing delivered to the Company) the same payments and other benefits as would be provided to the Executive upon the termination of his employment Without Cause pursuant to subparagraph (b) above.

(d) Expiration of the Full-Time Term. On the expiration of the Term other than by termination by either Party pursuant to this Paragraph 7. If the Executive’s employment with the Company terminates at any time for any reason, other than by termination by a Party pursuant to this Paragraph 7, and the Parties have not entered into a new employment agreement, then the Company shall pay the Executive only such Base Salary as had been accrued but unpaid as of the date of the termination, and the Executive shall receive no further payments of any kind, except as provided in subparagraph 7(e).

(e) No Further Liability. Following the termination of the Term and the Executive’s employment under this Agreement, the Company will have no further liability to the Executive and no further payments or benefits will be provided to the Executive, except, without duplication: (i) as provided in subparagraphs (a) through (d) above; (ii) to the extent the Executive is entitled to payment of benefits following termination of employment under any employee benefit plan made available to the Executive pursuant to Paragraph 5 above in accordance with the terms of those plans; (iii) to the extent the Executive is entitled to the reimbursement of business expenses incurred prior to termination pursuant to Paragraph 5 above; or (iv) to the extent the Executive is entitled to indemnification pursuant to the terms of the Company’s Limited Liability Company Agreement.

8. Restrictive Covenants.

(a) Confidentiality. The Executive agrees that both during his employment with the Company and thereafter he will not disclose to any third party or use in any way (except in furtherance of the best interests of the Company) any confidential information, business secrets, or business opportunity of the Company or any of its affiliates, including without limitation, marketing, advertising and promotional ideas and strategies, marketing surveys and analyses, technology, budgets, forecasts, business plans, customer lists, research or financial, purchasing, planning, employment or personnel data or information. Immediately upon termination of the Executive’s employment or at any other time upon the Company’s request, the Executive will return to the Company all memoranda, notes, records or other documents compiled by the Executive or made available to the Executive during his employment with the Company, concerning the business of the Company or its affiliates, all other confidential information and all personal property of the Company or its affiliates, including without limitation, all files, records, documents, lists, equipment, supplies, promotional materials, keys, phone or credit cards and similar items and all copies thereof or extracts therefrom. Notwithstanding the foregoing, information or materials shall not be subject to the provisions of this subparagraph (a) to the extent such information or materials are publicly available other than as a result of a breach by the Executive of his obligations of confidentiality set forth herein. In addition, if the Executive is required by applicable law or regulation in response to any subpoena, summons or judicial order to disclose information or materials subject to the provisions of this subparagraph (a), then the Executive may disclose such information or materials to the extent he is advised to do so by counsel, provided that the Executive shall, to the extent permitted by law, provide the Company with advance prompt written notice of such subpoena, summons or judicial order to enable the Company to seek a protective order or other appropriate remedy for such information or material, or to waive the provisions of this subparagraph (a).

(b) No Solicitation. The Executive agrees that, both during his employment with the Company and for a period of two years following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive will not, directly or indirectly, on behalf of himself or any other person or entity, hire or solicit to hire for employment or consulting or other provision of services, any person who is actively employed (or in the preceding six months was actively employed) by the Company or any of its affiliates. This includes, but is not limited to, inducing or attempting to induce, or influencing or attempting to influence, any person employed by the Company or any of its affiliates to terminate his or her employment with the Company or such affiliate.

(c) Non-Compete. The Executive agrees that, both during his employment with the Company and for a period of six months following the termination of the Executive’s employment with the Company at any time and for any reason, the Executive will not, compete with the business of the Company and its successors and assigns. The term “not compete” as used herein shall mean that the Executive shall not own, manage, operate, consult or be employed by a regional airline flying aircraft with 76 or fewer seats for a major airline in the United States. The Executive acknowledges that the provisions of this subparagraph are reasonably necessary to protect the Company’s legitimate business interests in preserving the confidentiality of the information that will be obtained by the Executive in the performance of his duties under this Agreement and to prevent such information from being used to the Company’s detriment or for the benefit of the Company’s competitors.

(d) Enforcement. The Executive acknowledges and agrees that the services he is to provide under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Paragraph 8 are necessary to prevent the use and disclosure of confidential information and to protect other legitimate business interests of the Company. The Executive acknowledges that all of the restrictions in this Paragraph 8 are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Paragraph 8 shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and the Company. The Executive agrees that the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and restrictions in this Paragraph 8. The Executive agrees that the restrictive covenants contained in this Paragraph 8 are a material part of the Executive’s obligations under this Agreement for which the Company has agreed to compensate the Executive as provided in this Agreement. The Executive agrees that the injury the Company will suffer in the event of the breach by the Executive of any clause of this Paragraph 8 will cause the Company irreparable injury that cannot be adequately compensated by monetary damages alone. Therefore, the Executive agrees that the Company, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent the Executive’s failure to comply with the terms and conditions of this Paragraph 8. The two year period referenced in subparagraph (b) above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of subparagraph (b) in any respect, so that the Executive is restricted from engaging in the activities prohibited by subparagraph (b) for the full two year period.

9. Intangible Property. The Executive will not at any time during or after his employment with the Company have or claim any right, title or interest in any trade name, trademark, trade secret, patent, copyright or other intellectual property belonging to or used by the Company and shall not have or claim any right, title or interest in any material or matter of any sort prepared for or used in connection with the advertising, promotion or business of the Company, whatever the Executive’s involvement with such matters may have been, and whether procured, produced, prepared, or published in whole or in part by the Executive, it being the intention of the Parties that the Executive shall and hereby does, recognize that the Company now has and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks, trade secrets, patents, copyrights (all the Executive’s work in this regard being a work for hire for the Company under the copyright laws of the United States), other intellectual property, material and matter as described above. The Executive shall cooperate fully with the Company during his employment and thereafter in the securing of trade name, trademark, patent or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company all papers requested by it in connection therewith. Following the Executive’s termination of employment with the Company, if the Company requests the Executive’s assistance under this Paragraph 9, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by him in connection with the rendering of such assistance.

10. Arbitration. With the exception of any dispute regarding the Executive’s compliance with the provisions of Paragraph 8 (Restrictive Covenants) above, any dispute relating to or arising out of the provisions of this Agreement shall be decided by arbitration in Wisconsin, in accordance with the Expedited Arbitration Rules of the American Arbitration Association then obtaining, unless the Parties mutually agree otherwise in a writing signed by both Parties. This undertaking to arbitrate shall be specifically enforceable. The decision rendered by the arbitrator will be final and judgment may be entered upon it in accordance with appropriate laws in any court having jurisdiction thereof.

11. Nondisclosure. Except as may be required by law, neither the Executive nor the Company shall disclose the financial terms of this Agreement to persons not involved in the operation of the Company and the Parties shall disclose the financial terms of this Agreement to those involved in the operation of the Company only as needed to implement the terms of this Agreement or carry out the operations of the Company. The above notwithstanding, the financial terms of this Agreement may be disclosed to (i) the Parties’ attorneys, lenders, accountants, financial or tax advisors, and any potential investors in or purchasers of the Company or a Company affiliate, provided such persons agree not to disclose such terms of this Agreement further, and (ii) members of the Executive’s immediate family, provided such family members agree not to reveal the terms of this Agreement further. The terms of this Paragraph 11 shall not apply to any disclosures that the Company, in its sole discretion, deems are necessary or appropriate in connection with compliance with applicable securities laws.

12. Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the Executive and the heirs and legal representatives of the Executive. Neither Party may assign this Agreement without the prior written consent of the other, except that the Company may assign this Agreement to any entity that owns, is owned by or is under common control with or is affiliated with the Company or to any entity acquiring all or substantially all of the assets or the business of the Company.

13. Insurance. If the Company desires at any time or from time to time during the Term to apply in its own name or otherwise for life, health, accident or other insurance covering the Executive, the Company may do so and may take out such insurance for any sum which the Company may deem necessary to protect its interests. The Executive will have no right, title or interest in or to such insurance, but will, nevertheless, assist the Company in procuring and maintaining the same by submitting from time to time to the usual customary medical, physical, and other examinations and by signing such applications, statements and other instruments as may reasonably be required by the insurance company or companies issuing such policies.

14. Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist on strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing signed by the Executive and the Company.

15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. A facsimile or email signature will be deemed sufficient to constitute an original signature.

16. Choice of Law. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law rules.

17. Entire Agreement. This Agreement contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements, including any previous employment agreements by and between the Parties. The Executive acknowledges that, in entering into this Agreement, he does not rely and has not relied on any statements or representations not contained in this Agreement.

18. Severability. Any term or provision of this Agreement that is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

19. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery shall be deemed to have been made (i) on the day of delivery if delivered in person; (ii) three business days following the date when such notice is deposited in first class mail, postage prepaid, return receipt requested; or (iii) the business day following the date when such notice is deposited with any overnight air courier service, to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Party given in accordance with the terms of this Paragraph 19:

If to the Company	Air Wisconsin Airlines Corporation
W6390 Challenger Drive, Suite 203
Appleton, Wisconsin 54914
Attn: Chief Executive Officer

If to the Executive	Liam Mackay
Air Wisconsin Airlines LLC
W6390 Challenger Drive, Suite 203
Appleton, Wisconsin 54914

20. Headings. The headings of any paragraphs in this Agreement are for reference only and shall not be used in construing the terms of this Agreement.

21. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement.

22. Indemnification. The Company shall take all reasonable actions consistent with the terms of the Company’s Limited Liability Company Agreement to ensure that the Executive is covered under the terms of any applicable directors and officers’ liability insurance coverage and is subject to coverage under the terms of any indemnification provisions contained in the Company’s Limited Liability Company Agreement, to the same extent that such coverage and such provisions are provided by the Company with respect to other management level employees of the Company.

23. Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Term and the Executive’s termination of employment with the Company at any time and for any reason.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above.

AIR WISCONSIN AIRLINES LLC

By:	/s/ Robert Binns
Robert Binns
President and Chief Executive Officer

/s/ Liam S. Mackay
LIAM MACKAY

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